UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NexPoint Residential Trust, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 10, 2019

Dear NXRT Stockholder:

You are cordially invited to attend the annual meeting of stockholders of NexPoint Residential Trust, Inc. The meeting will be held on Tuesday, May 14, 2019, beginning at 9:00 a.m. at the Crescent Club located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201.

Information about the meeting, nominees for the election of directors and the other matters to be voted on at the meeting is presented in the following notice of annual meeting and proxy statement. We hope that you will plan to attend the annual meeting.

It is important that your shares be represented. Whether or not you plan to attend the meeting, please vote using the internet or telephone procedures described on the notice of internet availability of proxy materials or the proxy card or sign, date and promptly mail a proxy card in the provided pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on May 14th.

Sincerely,

James Dondero

President and Chairman

NEXPOINT RESIDENTIAL TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 14, 2019

The 2019 annual meeting of stockholders of NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), will be held on May 14, 2019, beginning at 9:00 a.m. at the Crescent Club located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201. The meeting will be held for the following purposes:

1.	to elect five directors to serve until the 2020 annual meeting of stockholders;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

3.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also provided you or made available to you the Company’s 2018 annual report. Holders of record of the Company’s common stock as of the close of business on April 5, 2019 are entitled to notice of, and to vote at, the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail a proxy card in the provided pre-addressed, postage-paid envelope.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Brian Mitts

Chief Financial Officer, Executive VP-Finance,

Secretary and Treasurer

Dallas, Texas

April 10, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2019.

The Company’s Notice of Annual Meeting, Proxy Statement and 2018 Annual Report to Stockholders are available on the internet at www.proxyonline.com.

-i-

NexPoint Residential Trust, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the “Board”) of NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2019 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and proxy card are being mailed to stockholders on or about April 15, 2019.

Record holders of the Company’s common stock as of the close of business on April 5, 2019 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 5, 2019, there were 23,643,277 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return a proxy card in the provided pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the five nominees to serve as directors until the 2020 annual meeting of stockholders;

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2019; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2019, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker on how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 –	Election of directors	Plurality (that is, the largest number) of all the votes cast(1)	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 –	Ratification of the appointment of KPMG	Affirmative vote of a majority of the votes cast	Yes	Abstentions are not considered votes cast and will have no effect

(1)

Pursuant to our majority voting policy, any director nominee who receives a greater number of votes “withheld” than votes “for” such nominee in an uncontested election is required to tender his or her resignation to the Board promptly following the certification of the election results. See “The Board, its Committees and its Compensation—Corporate Governance—Majority Voting Policy” below.

Attendance at the Annual Meeting will be limited to stockholders of record and beneficial owners who provide proof of beneficial ownership as of the record date (such as an account statement, a copy of the voting instruction card provided by a broker, bank, trustee, or nominee, or other similar evidence of ownership).

The Company pays the costs of soliciting proxies. We have engaged American Stock Transfer & Trust Company, LLC (“AST”) to serve as our proxy solicitor for the Annual Meeting at a base fee of $3,500 plus reimbursement of reasonable expenses. AST will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1 –

ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected to serve one-year terms expiring at our annual stockholders meeting in 2020 and until their respective successors are duly elected and qualified. This section contains information relating to the five director nominees. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the stockholders. The nominees for election are Messrs. Dondero, Mitts, Constantino, Kavanaugh and Laffer. All currently serve as directors.

The Board recommends a vote FOR the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2020

James Dondero, age 56, is the chairman of the Board and has served as a member of the Board since May 2015. Mr. Dondero currently serves as the Company’s President. Mr. Dondero is also: the co-founder and president of Highland Capital Management, L.P. (“Highland”), an SEC-registered investment adviser; founder and president of NexPoint Advisors, L.P. (“NexPoint”), an SEC-registered investment adviser; and chairman of NexBank SSB (“NexBank”). Highland, NexPoint and NexBank are all affiliates of the Company. Mr. Dondero co-founded Highland in 1993 with Mark Okada. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer credit asset classes. Mr. Dondero has also served as the Chief Executive Officer of NexPoint Hospitality Trust (“NHT”), a publicly traded hospitality real estate investment trust listed on the TSX Venture Exchange (“TSXV”), since December 2018, and has been a director of Jernigan Capital, Inc., a self-storage lending real estate investment trust, since August 2016. Highland and its affiliates currently manage approximately $10.0 billion in assets as of January 31, 2019. The Board believes that Mr. Dondero is qualified to serve as one of our directors due to Mr. Dondero’s prior service as a director and his experience as an executive officer.

Brian Mitts, age 48, has served as a member of the Board since September 2014. Mr. Mitts has served as our Chief Financial Officer, Executive VP-Finance and Treasurer since March 2015. On February 13, 2019, Mr. Mitts was also appointed as our Secretary. From September 2014 to March 2015, Mr. Mitts served as our President and Treasurer. Mr. Mitts joined Highland in February 2007 and currently also serves as the Chief Financial Officer of, and leads business development for, the NexPoint real estate platform, developing new products and exploring new markets. Mr. Mitts has also served as the Chief Financial Officer, Executive VP-Finance, Treasurer and Corporate Secretary of NHT since December 2018. The Board believes that Mr. Mitts is qualified to serve as one of our directors due to Mr. Mitts’ prior service as a director and his experience as an executive officer.

Edward Constantino, age 72, has served as a member of the Board since March 2015. Mr. Constantino has over 40 years of audit, advisory and tax experience working for two major accounting firms, Arthur Andersen LLP and KPMG. Mr. Constantino retired from KPMG in late 2009, where he was an audit partner in charge of the firm’s real estate and asset management businesses. Mr. Constantino is, and since 2010 has been, a member of the Board of Directors of Patriot Bank N.A., and since 2012 a member of the Board of Directors of ARCTrust. Mr. Constantino has also served as a consultant for the law firm Skadden, Arps, Slate, Meagher & Flom LLP. He is a licensed CPA, a member of the American Institute of Certified Public Accountants and a member of the New York State Society of Public Accountants. He is currently a member of the Board of Trustees and the Audit Committee Chairman of St. Francis College in Brooklyn Heights, New York. The Board believes Mr. Constantino is qualified to serve on the Board because of his extensive accounting experience, particularly in the real estate field.

Scott Kavanaugh, age 58, has served as a member of the Board since March 2015. Mr. Kavanaugh is, and since December 2009 has been the CEO of First Foundation Inc. (“FFI”), a California based financial services company. From June 2007 until December 2009, he served as President and Chief Operating Officer of FFI.

Mr. Kavanaugh has been the Vice-Chairman of FFI since June 2007. He also is, and since September 2007 has been, the Chairman and CEO of FFI’s wholly owned banking subsidiary, First Foundation Bank. Mr. Kavanaugh was a founding stockholder and served as an Executive Vice President and Chief Administrative Officer and a member of the board of directors of Commercial Capital Bancorp, Inc., the parent holding company of Commercial Capital Bank, from 1999 until 2003. From 1998 until 2003, Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer and a director of Commercial Capital Mortgage. From 1993 to 1998, Mr. Kavanaugh was a partner and head of trading for fixed income and equity securities at Great Pacific Securities, Inc., a west coast-based regional securities firm. Mr. Kavanaugh is, and since 2008 has been, a member of the board of directors of Colorado Federal Savings Bank and its parent holding company, Silver Queen Financial Services, Inc. Mr. Kavanaugh also served as a member of the boards of directors of NexBank and its parent holding company, NexBank Capital, Inc., an affiliate of Highland from 2014 until 2015. From 1998 until June 2012, Mr. Kavanaugh served as Independent Trustee and Chairman of the Audit Committee, and from June 2012 until December 2013 served as Chairman, of Highland Mutual Funds, a mutual fund group managed by Highland. The Board believes Mr. Kavanaugh is qualified to serve on the Board because of his expertise in investment management and his experience as both an executive officer and a director of multiple companies.

Arthur Laffer, age 78, has served as a member of the Board since May 2015. Dr. Laffer is the founder and chairman of Laffer Associates, an economic research and consulting firm and the chairman and director of Laffer Investments, a registered investment advisor. Dr. Laffer has also been a director of GEE Group, Inc., a provider of specialized staffing solutions, since January 2015. A former member of President Reagan’s Economic Policy Advisory Board during the 1980s, Dr. Laffer’s economic acumen and influence have earned him the distinction in many publications as The Father of Supply-Side Economics. He has served on several boards of directors of public and private companies, including staffing company MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget under Mr. Shultz. Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago. The Board believes Dr. Laffer is qualified to serve on the Board because of his expertise in economics and his experience as a director of multiple companies.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of five members, three of whom are non-management directors. Each director serves a one-year term expiring at each annual meeting of stockholders and lasting until his respective successor is duly elected and qualified.

Director Compensation

Directors who are officers of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-management directors:

•	each non-management director receives an annual director’s fee payable in cash equal to $20,000 and an annual grant of restricted stock units;

•	the chair of the Audit Committee receives an additional annual fee payable in cash equal to $15,000;

•	the chair of the Compensation Committee receives an additional annual fee payable in cash equal to $7,500;

•	the chair of the Nominating and Corporate Governance Committee receives an additional annual fee payable in cash equal to $7,500; and

•	the Lead Independent Director receives an additional annual fee payable in cash equal to $10,000.

We also reimburse directors for all expenses incurred in attending board and committee meetings.

Director Compensation Table

The following table provides information regarding the compensation of our non-management directors for the year ended December 31, 2018.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	TOTAL
James Dondero	—	—	—
Brian Mitts	—	—	—
Edward Constantino	$35,000	$100,738	$135,378
Scott Kavanaugh	$37,500	$100,738	$138,238
Arthur Laffer	$27,500	$100,738	$128,238

(1)

These restricted stock units were granted on February 15, 2018 and vested on February 15, 2019, the first anniversary of the grant date. The grant date fair value of each award was equal to the closing price of the Company’s stock on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”). Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for information regarding the assumptions made in determining these values. As of December 31, 2018, our non-management directors each held 4,274 restricted stock units.

Director Independence

The Board will review at least annually the independence of each director. During these reviews, the Board will consider transactions and relationships between each director (and his or her immediate family and affiliates)

and the Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Our Board has determined that each of Edward Constantino, Scott Kavanaugh and Arthur Laffer is independent in accordance with New York Stock Exchange (“NYSE”) listing standards. As required by NYSE, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our Board have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and SEC and NYSE rules.

Based on this review, we have established and adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, as well as corporate governance guidelines and a code of business conduct and ethics applicable to all of our directors, officers and employees.

Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website (www.nexpointliving.com) in the Investor Relations section. Copies of these documents are also available upon written request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investor Relations section.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interest of our stockholders and as appropriate to comply with any new SEC or NYSE rules.

Majority Voting Policy

On February 13, 2019, the Board adopted a majority voting policy. The policy provides that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election is expected to tender his or her resignation as a director of the Board promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider each resignation tendered under this policy and recommend to the Board whether to accept or reject it. The policy requires the Board to act on each tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following the certification of the election results. The policy also requires the Board to promptly disclose (1) its decision whether to accept or reject the director’s tendered resignation and (2) if rejected, the reasons for rejecting the tendered resignation. Any director who tenders his or her resignation pursuant to the policy will not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

Board Leadership Structure and Board’s Role in Risk Oversight

James Dondero, our President, serves as Chairman of the Board. The Board believes that combining these positions is the most effective leadership structure for the Company at this time. As President, Mr. Dondero is involved in day-to-day operations and is familiar with the opportunities and challenges that the Company faces at any given time. With this insight, he is able to assist the Board in setting strategic priorities, lead the discussion of business and strategic issues and translate Board recommendations into Company operations and policies.

The Board has appointed Scott Kavanaugh as its lead independent director. His key responsibilities in this role include:

•	developing agendas for, and presiding over, the executive sessions of the non-management or independent directors;

•

reporting the results of the executive sessions to the Chairman (provided that each director will also be afforded direct and complete access to the Chairman at any such time such director deems necessary or appropriate);

•	presiding over all meetings of the Board at which the Chairman is not present;

•	approving information sent to the Board;

•	approving agendas for meetings of the Board;

•	approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication.

Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our audit committee, is responsible for overseeing our business and affairs, including overseeing its risk assessment and risk management functions. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee regularly reports to the Board with respect to its oversight of these areas.

Board Meetings

The Board held five meetings during the fiscal year ended December 31, 2018. Each director serving on the Board in 2018 attended at least 75% of the total number of meetings of the Board and the total number of meetings of the committees on which he served during the time they served on the Board. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of committees on which he serves.

Annual Meetings of Stockholders

The Company’s directors are encouraged to attend our annual meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. All of the Company’s directors attended the 2018 annual meeting of stockholders.

Board Committees

Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our audit committee consists of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer, with Mr. Constantino serving as chair of the committee. The Board has determined that each of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has also determined that each of Mr. Constantino, Mr. Kavanaugh and Dr. Laffer is “financially literate” as that term is defined by the NYSE corporate governance listing standards and is independent as defined by NYSE rules and SEC requirements relating to the independence of audit committee members. The audit committee met five times during the fiscal year ended December 31, 2018. Our audit committee charter details the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement. A copy of the audit committee charter is available under the Investor Relations section of the Company’s website at www.nexpointliving.com.

Compensation Committee

Our compensation committee consists of Dr. Laffer and Mr. Kavanaugh with Dr. Laffer serving as chair of the committee. The Board has determined that each of Dr. Laffer and Mr. Kavanaugh is independent as defined by NYSE rules and SEC requirements relating to the independence of compensation committee members. The compensation committee met two times during the fiscal year ended December 31, 2018. Our compensation committee charter details the principal functions of the compensation committee, including:

•	reviewing our compensation policies and plans;

•	implementing and administering a long-term incentive plan;

•	evaluating the terms of the Advisory Agreement and the performance of the Adviser;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on compensation to be included in our annual proxy statement, as required; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of our compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may, in its discretion, delegate specific duties and responsibilities to a subcommittee or an individual committee member, to the extent permitted by applicable law.

The committee is also able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the compensation committee charter is available under the Investor Relations section of the Company’s website at www.nexpointliving.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Kavanaugh. The Board has determined that Mr. Kavanaugh is independent as defined by NYSE rules. The nominating and corporate governance committee met two times during the fiscal year ended December 31, 2018. Our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board;

•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the Board regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee is also able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the nominating and corporate governance committee charter is available under the Investor Relations section of the Company’s website at www.nexpointliving.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the Board or compensation committee of any related entity that has one or more executive officers serving on our Board or compensation committee. No director who served as a member of the compensation committee during the prior fiscal year (1) was during such year, or had previously been, an officer or employee of the Company or any of our subsidiaries or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors and executive officers, who are employees of our Adviser. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

A copy of our code of business conduct and ethics is available under the Investor Relations section of the Company’s website at www.nexpointliving.com.

Qualifications for Director Nominees

The nominating and corporate governance committee is responsible for reviewing with the Board, at least annually, the appropriate skills and experience required for members of the Board. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Director Candidate Recommendations by Stockholders

The nominating and corporate governance committee will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the Board regarding, director nominations submitted by stockholders. See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the Board.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o NexPoint Residential Trust, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-management directors or a specific director.

EXECUTIVE OFFICERS

The following sets forth information regarding the executive officers of the Company as of April 5, 2019:

NAME	AGE	POSITIONS
James Dondero	56	President and Chairman of the Board
Brian Mitts	48	Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer
Matt McGraner	35	Executive VP and Chief Investment Officer
Matthew Goetz	33	Senior VP-Investments and Asset Management

Information regarding Mr. Dondero and Mr. Mitts is included above under “Election of Directors.”

Matt McGraner has served as our Executive VP and Chief Investment Officer since March 2015. From September 2014 to March 2015, Mr. McGraner served as our Secretary. Mr. McGraner has also served as Chief Investment Officer of NHT since December 2018 and as a Managing Director at Highland since May 2013. With over ten years of real estate, private equity and legal experience, his primary responsibilities are to lead the operations of the real estate platform at Highland, as well as source and execute investments, manage risk and develop potential business opportunities, including fundraising, private investments and joint ventures. Mr. McGraner is also a licensed attorney and was formerly an associate at Jones Day from 2011 to 2013, with a practice primarily focused on private equity, real estate and mergers and acquisitions. Prior to joining Highland, Mr. McGraner led the acquisition and financing of over $200 million of real estate investments and advised on $16.3 billion of M&A and private equity transactions. Since joining Highland in 2013, Mr. McGraner has led the acquisition and financing of over $5.3 billion of real estate investments.

Matthew Goetz has served as our Senior VP-Investments and Asset Management since March 2015. Mr. Goetz is also a Director at Highland and was previously a Senior Financial Analyst at Highland from 2014 to March 2017. With over ten years of real estate, private equity and equity trading experience, his primary responsibilities are to asset manage, source acquisitions, manage risk and develop potential business opportunities for Highland, including fundraising, private investments and joint ventures. Before joining Highland in June 2014, Mr. Goetz was a Senior Financial Analyst in CBRE’s Debt and Structured Finance group from May 2011 to June 2014 where he underwrote over $7 billion and more than 30 million square feet of multifamily, office, and retail commercial real estate. In his time at CBRE, a commercial real estate services firm, Mr. Goetz and his team closed over $2.5 billion in debt and equity financing. Prior to joining CBRE’s Debt and Structured Finance group, he held roles as an Analyst and Senior Analyst for CBRE’s Recovery and Restructuring Services group from September 2009 to May 2011 where he assisted in the asset management and disposition of over 3,000 real estate owned assets valued at more than $750 million. He also provided commercial real estate consulting services to banks, special servicers, hedge funds, and private equity groups.

EXECUTIVE COMPENSATION

Overview of Compensation Program

We are externally managed by NexPoint Real Estate Advisors, L.P. (our “Adviser”), pursuant to an agreement dated March 16, 2015, as amended June 15, 2016 (the “Advisory Agreement”), by and among the Company, NexPoint Residential Trust Operating Partnership, L.P. (the “OP”) and our Adviser. Our Board has extended the term of the Advisory Agreement for an additional one-year term that will expire on March 16, 2020. Because our Advisory Agreement provides that our Adviser is responsible for managing our affairs, our officers, who are employees of our Adviser, have not received, nor do we expect they will in the future receive, any cash compensation from us for their services as our officers. Instead, we pay our Adviser the fees described below under “Certain Relationships and Related Party Transactions – Our Advisory Agreement.” For the year ended December 31, 2018, we paid $7,474,051 in fees to our Adviser.

Compensation in 2018

As described above, our officers are employed by our Adviser. As such, we did not provide any of our officers with any cash compensation, pension benefits or nonqualified deferred compensation plans. As of February 13, 2019, Scott Ellington is no longer an officer of the Company. We have reported the advisory and administrative fees that we pay to our Adviser under “—Overview of Compensation Program” above.

Grants of Plan Based Awards in 2018

The following table contains information regarding grants of plan-based awards to our officers during the year ended December 31, 2018.

NAME	GRANT DATE	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($) (1)
James Dondero	2/15/18	65,772	$1,550,246
Brian Mitts	2/15/18	23,165	$545,999
Matt McGraner	2/15/18	97,899	$2,307,479
Matthew Goetz	2/15/18	25,647	$604,500
Scott Ellington	2/15/18	30,059	$708,491

(1)

Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for information regarding the assumptions made in determining these values.

The NexPoint Residential Trust, Inc. 2016 Long Term Incentive Plan authorizes the compensation committee of our Board to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, performance shares, performance units and certain other awards denominated or payable in, or otherwise based on, the Company’s common stock or factors that may influence the value of the Company’s common stock, plus cash incentive awards, for the purpose of providing our officers, our non-management directors, and potentially certain non-employees who perform employee-type functions, incentives and rewards for performance.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our officers as of December 31, 2018.

	STOCK AWARDS
	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES THAT HAVE NOT VESTED ($) (1)
NAME
James Dondero	114,175	(2)	$4,001,834
Brian Mitts	44,976	(3)	$1,576,409
Matt McGraner	170,504	(4)	$5,976,165
Matthew Goetz	49,848	(5)	$1,747,172
Scott Ellington	51,870	(6)	$1,818,044

(1)	Market value is based on the closing price of our common stock as of December 31, 2018 ($35.05), the last trading day of the year.
(2)

Consists of restricted stock units granted on August 11, 2016, March 16, 2017 and February 15, 2018. With respect to the restricted stock units granted on August 11, 2016, as of December 31, 2018, there were 12,762 restricted stock units not vested, which will vest on August 11, 2019. With respect to the restricted stock units granted on March 16, 2017, as of December 31, 2018, there were 35,641 restricted stock units not vested, which vested one-half on March 16, 2019 and will vest one-half on March 16, 2020. With respect to the restricted stock units granted on February 15, 2018, as of December 31, 2018, there were 65,772 restricted stock units not vested, which vested one-fourth on February 15, 2019, and will vest one-fourth on February 15, 2020, one-fourth on February 15, 2021, and one-fourth on February 15, 2022.

(3)

Consists of restricted stock units granted on August 11, 2016, March 16, 2017 and February 15, 2018. With respect to the restricted stock units granted on August 11, 2016, as of December 31, 2018, there were 5,743 restricted stock units not vested, which will vest on August 11, 2019. With respect to the restricted stock units granted on March 16, 2017, as of December 31, 2018, there were 16,068 restricted stock units not vested, which vested one-half on March 16, 2019 and will vest one-half on March 16, 2020. With respect to the restricted stock units granted on February 15, 2018, as of December 31, 2018, there were 23,165 restricted stock units not vested, which vested one-fourth on February 15, 2019, and will vest one-fourth on February 15, 2020, one-fourth on February 15, 2021, and one-fourth on February 15, 2022.

(4)

Consists of restricted stock units granted on August 11, 2016, March 16, 2017 and February 15, 2018. With respect to the restricted stock units granted on August 11, 2016, as of December 31, 2018, there were 19,143 restricted stock units not vested, which will vest on August 11, 2019. With respect to the restricted stock units granted on March 16, 2017, as of December 31, 2018, there were 53,462 restricted stock units not vested, which vested one-half on March 16, 2019 and will vest one-half on March 16, 2020. With respect to the restricted stock units granted on February 15, 2018, as of December 31, 2018, there were 97,899 restricted stock units not vested, which vested one-fourth on February 15, 2019, and will vest one-fourth on February 15, 2020, one-fourth on February 15, 2021, and one-fourth on February 15, 2022.

(5)

Consists of restricted stock units granted on August 11, 2016, March 16, 2017 and February 15, 2018. With respect to the restricted stock units granted on August 11, 2016, as of December 31, 2018, there were 6,381 restricted stock units not vested, which will vest on August 11, 2019. With respect to the restricted stock units granted on March 16, 2017, as of December 31, 2018, there were 17,820 restricted stock units not vested, which vested one-half on March 16, 2019 and will vest one-half on March 16, 2020. With respect to the restricted stock units granted on February 15, 2018, as of December 31, 2018, there were 25,647 restricted stock units not vested, which vested one-fourth on February 15, 2019, and will vest one-fourth on February 15, 2020, one-fourth on February 15, 2021, and one-fourth on February 15, 2022.

(6)

Consists of restricted stock units granted on August 11, 2016, March 16, 2017 and February 15, 2018. With respect to the restricted stock units granted on August 11, 2016, as of December 31, 2018, there were 5,743 restricted stock units not vested, which will vest on August 11, 2019. With respect to the restricted stock units granted on March 16, 2017, as of December 31, 2018, there were 16,068 restricted stock units not vested, which vested one-half on March 16, 2019 and will vest one-half on March 16, 2020. With respect to the restricted stock units granted on February 15, 2018, as of December 31, 2018, there were 30,059 restricted stock units not vested, which vested one-fourth on February 15, 2019, and will vest one-fourth on February 15, 2020, one-fourth on February 15, 2021, and one-fourth on February 15, 2022.

Options Exercised and Stock Vested

As of December 31, 2018, no options to purchase shares of our common stock were exercised or outstanding. The following table contains information regarding the restricted stock units that vested during the year-ended December 31, 2018:

	STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
NAME
James Dondero	30,581	$853,616
Brian Mitts	13,775	$384,465
Matt McGraner	45,872	$1,280,441
Matthew Goetz	15,291	$426,824
Scott Ellington	13,775	$384,465

(1)	Value realized is calculated based on the closing price of our common stock on the vesting date multiplied by the number of shares vested.

Pension Benefits

We do not provide any of our officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination of Employment

In the event any officer’s employment with our Adviser is terminated due to such officer’s death, disability (as defined in the Restricted Stock Units Agreement) or retirement (as defined in the Restricted Stock Units Agreement), all outstanding restricted stock units that have not previously vested or been forfeited, will vest. In addition, in the event our Adviser is terminated, that termination will be deemed a change in control under the NexPoint Residential Trust, Inc. 2016 Long Term Incentive Plan. If a change in control occurs, all outstanding awards held by our officers that have not previously vested or been forfeited, will vest. See “—Outstanding Equity Awards at Fiscal Year-End” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions that occurred on or were in effect after January 1, 2018 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Our Advisory Agreement

We are externally managed by our Adviser pursuant to our Advisory Agreement. Our Adviser was organized on September 5, 2014 and is an affiliate of Highland. Below is a summary of the terms of our Advisory Agreement.

Duties of Our Adviser

Our Advisory Agreement provides that our Adviser will manage our business and affairs in accordance with the policies and guidelines established by our Board and that our Adviser will be under the supervision of our Board. The agreement requires our Adviser to provide us with all services necessary or appropriate to conduct our business, including the following:

•

locating, presenting and recommending to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives, including our conflicts of interest policies;

•	structuring the terms and conditions of transactions pursuant to which acquisitions and dispositions of properties are made;

•	acquiring properties on our behalf in compliance with our investment objectives, strategies and applicable tax regulations;

•	arranging for the financing and refinancing of properties;

•	administering our bookkeeping and accounting functions;

•	serving as our consultant in connection with policy decisions made by our Board, managing our properties or causing our properties to be managed by another party;

•

monitoring our compliance with regulatory requirements, including the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, NYSE rules and regulations of the Internal Revenue Code (the “Code”) to maintain our status as a real estate investment trust (“REIT”);

•	performing administrative services; and

•	rendering other services as our Board deems appropriate.

Our Adviser is required to obtain the prior approval of our Board in connection with:

•	any investment for which the portion of the consideration paid out of our equity equals or exceeds $50,000,000;

•

any investment that is inconsistent with the publicly disclosed investment guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the Board from time to time; or

•	any engagement of affiliated service providers on behalf of us or the OP, which engagement terms will be negotiated on an arm’s length basis.

For these purposes, “equity” means the purchase price of the investment, exclusive of the proceeds of any debt financing incurred or to be incurred in connection with the relevant investment and anticipated closing and other acquisition costs.

Our Adviser will be prohibited from taking any action, in its sole judgment, or the sole judgment of our Board, that:

•	would adversely affect our qualification as a REIT under the Code, unless the Board has determined that REIT qualification is not in the best interest of us and our stockholders;

•

would subject us to regulation under the Investment Company Act of 1940, as amended (the “1940 Act”), except to the extent that we and our Adviser have undertaken in the Advisory Agreement and our charter to comply with Section 15 of the 1940 Act in connection with the entry into, continuation of, or amendment of the Advisory Agreement or any advisory agreement;

•	is contrary to or inconsistent with our investment guidelines; or

•

would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over us or our shares of common stock, or otherwise not be permitted by our charter or bylaws.

Advisory Fee

Our Advisory Agreement requires that we pay our Adviser an annual advisory fee of 1.00% of our Average Real Estate Assets.

“Average Real Estate Assets” means the average of the aggregate book value of Real Estate Assets (see below) before reserves for depreciation or other non-cash reserves, computed by taking the average of the book value of real estate assets at the end of each month (a) for which any fee under the Advisory Agreement is calculated or (b) during the year for which any expense reimbursement under the Advisory Agreement is calculated. “Real Estate Assets” is defined broadly in the Advisory Agreement to include, among other things, investments in real estate-related securities and mortgages and reserves for capital expenditures.

In calculating the advisory fee, we categorize our Average Real Estate Assets into either “Contributed Assets” or “New Assets.” The advisory fee on Contributed Assets may not exceed $4.5 million in any calendar year. This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following our spin-off (the “Spin-Off”) from NexPoint Strategic Opportunities Fund (fka NexPoint Credit Strategies Fund) (“NHF”) to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The advisory fee on New Assets is not subject to this limitation but is subject to the expense cap discussed below.

“Contributed Assets” means all of the real estate assets we owned upon the completion of the Spin-Off and is not reduced for dispositions of such assets subsequent to the Spin-Off.

“New Assets” means all of the Average Real Estate Assets other than Contributed Assets. New Assets includes proceeds from the sale of a Contributed Asset that is used to purchase a new investment.

The advisory fee is payable monthly in arrears in cash, unless our Adviser elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our Adviser as payment for the advisory fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the volume-weighted average closing price of shares of our common stock for the ten trading days prior to the end of the month for which such fee will be paid, which we refer to as the fee VWAP. Our Adviser computes each installment of the advisory fee as promptly as possible after the end of the month with respect to which such installment is payable. The accrued fees are payable monthly as promptly as possible after the end of each month during which the Advisory Agreement is in effect. A copy of the computations made by our Adviser to calculate such installment is, for informational purposes only, delivered to our Board.

Administrative Fee

Our Advisory Agreement requires that we pay our Adviser an annual administrative fee of 0.20% of the Average Real Estate Assets.

In calculating the administrative fee, we categorize our Average Real Estate Assets into either Contributed Assets or New Assets. The administrative fee on Contributed Assets may not exceed $890,000 in any calendar year. This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The administrative fee on New Assets is not subject to this limitation but is subject to the expense cap discussed below.

The administrative fee is payable monthly in arrears in cash, unless our Adviser elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our Adviser as payment for the administrative fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the fee VWAP. Our Adviser computes each installment of the administrative fee as promptly as possible after the end of each month with respect to which such installment is payable. The accrued fees are payable monthly as promptly as possible after the end of each month during which the Advisory Agreement is in effect. A copy of the computations made by our Adviser to calculate such installment is, for informational purposes only, delivered to the Board.

Reimbursement of Expenses

Our Advisory Agreement requires that we reimburse our Adviser for all of its out-of-pocket expenses in performing its services, including legal, accounting, financial, due diligence and other services performed by our Adviser that outside professionals or outside consultants would otherwise perform and also pay our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Adviser required for our operations (“Adviser Operating Expenses”). Adviser Operating Expenses do not include expenses for the advisory and administrative services provided under the Advisory Agreement. We will also reimburse our Adviser for any and all expenses (other than underwriters’ discounts) in connection with an offering, including, without limitation, legal, accounting, printing, mailing and filing fees and other documented offering expenses.

When applicable, our Adviser prepares a statement documenting all expenses incurred during each month, and delivers such statement to us within 15 business days after the end of each month. When submitted for reimbursement, such expenses are reimbursed by us no later than the 15th business day immediately following the date of delivery of such statement of expenses to us. All expenses payable by us or reimbursable to our Adviser pursuant to the agreement will not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Our Adviser may, at its discretion and at any time, waive its right to reimbursement for eligible out-of-pocket expenses paid on our behalf. Once waived, these expenses are considered permanently waived and become non-recoupable in the future.

Expense Cap

Reimbursement of Adviser Operating Expenses under the Advisory Agreement, advisory and administrative fees paid to our Adviser and corporate general and administrative expenses such as audit, legal, listing and Board fees and equity-based compensation expense recognized under the NexPoint Residential Trust, Inc. 2016 Long Term Incentive Plan will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect (the “Expense Cap”)). The Expense Cap does not limit the reimbursement by the Company of expenses related to securities offerings paid by our Adviser. The Expense Cap also does not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets.

Term of the Advisory Agreement

The Advisory Agreement had an initial term of two years, which expired on March 16, 2017. After the initial two-year period, the Advisory Agreement shall continue in full force and effect so long as the Advisory Agreement is approved at least annually (a) by either the Board or (b) a vote of the Company’s stockholders. On February 13, 2019, our Board, including all of the independent directors, extended the term of the Advisory Agreement for an additional one-year term that will expire on March 16, 2020.

The Advisory Agreement may be terminated at any time, without payment of any penalty, by vote of the Board or by a vote of the Company’s stockholders, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party. The Advisory Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

Amendment

The Advisory Agreement may only be amended, waived, discharged or terminated in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of the Advisory Agreement shall be approved by either (a) the Board or (b) a vote of the Company’s stockholders.

Limitation on Receiving Shares

The ability of our Adviser to receive shares of our common stock as payment for all or a portion of the management fee and administrative fee due under the terms of our Advisory Agreement will be subject to the following limitations: (a) the ownership of shares of common stock by our Adviser may not violate the ownership limitations set forth in our charter, after giving effect to any exception from such ownership limitations that our Board may grant to our Adviser or its affiliates; and (b) compliance with all applicable restrictions under the U.S. federal securities laws and the NYSE rules. To the extent that payment of any fee in shares of our common stock would result in a violation of the ownership limits set forth in our charter (taking into account any applicable waiver or any restrictions imposed under the U.S. federal securities laws or NYSE rules), all or a portion of such fee payable to our Adviser will be payable in cash to the extent necessary to avoid such violation.

Registration Rights

We entered into a registration rights agreement with our Adviser with respect to any shares of our common stock that our Adviser receives as payment for any fees owed under our Advisory Agreement. These registration rights will require us to file a registration statement with respect to such shares. We agreed to pay all of the expenses relating to registering these securities. The costs associated with registering these securities will not be deducted from the compensation owed to our Adviser.

Liability and Indemnification of Adviser

Under the Advisory Agreement, we are also required to indemnify our Adviser and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to certain of our Adviser’s acts or omissions.

Other Activities of Adviser and its Affiliates

Our Adviser and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, our Adviser is required to devote sufficient resources to our administration to discharge its obligations.

Separation and Distribution Agreement

To govern our relationship with NHF after the Spin-Off, the Company, NHF, NexPoint Real Estate Opportunities, LLC (f/k/a Freedom REIT, LLC) and the OP entered into a Separation and Distribution Agreement on March 11, 2015. The following discussion summarizes the material provisions of the Separation and Distribution Agreement.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identified the assets transferred, liabilities assumed and contracts assigned to each of us and NHF as part of the Spin-Off. Except as expressly set forth in the Separation and Distribution Agreement or any other transaction agreements, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that (a) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (b) any necessary consents or governmental approvals were not obtained or that any requirements of laws or judgments were not complied with.

Tax Matters

The Separation and Distribution Agreement governs NHF’s and the Company’s respective rights, responsibilities and obligations with respect to taxes, including with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Releases

Except as otherwise provided in the Separation and Distribution Agreement or any other transaction agreements, each party released and forever discharged the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from NHF. The releases do not extend to or amend obligations or liabilities under any agreements between the parties that remain in effect following the separation.

Indemnification

In addition, the Separation and Distribution Agreement provided for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of NHF’s business with NHF. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and its officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities that each such party assumed or retained pursuant to the Separation and Distribution Agreement and the other transaction agreements.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Relationship with NexBank

We do our normal banking with NexBank, an affiliate of our Adviser, on market terms. We did not pay any fees for banking services in 2018.

Relationship with NexBank Title, Inc.

We utilize the services of NexBank Title, Inc., an affiliate of our Adviser through common beneficial ownership, for title insurance and work related to providing title insurance on properties related to acquisitions, dispositions and refinancing transactions, on market terms. The fees we paid for these services in 2018 were approximately $300,000.

Related Party Transactions Policy

The Board has adopted a Related Party Transaction Policy for the review, approval or ratification of any related person transaction. This policy provides that all related party transactions must be reviewed and approved by the disinterested members of the Audit Committee. The term “related party transaction” refers to any transaction, arrangement or relationship (including charitable contributions and including any series of similar transactions, arrangements or relationships) with the Company in which any Related Party (as defined below) has a direct or indirect material interest, other than: (a) transactions available to employees generally; (b) transactions involving less than $50,000 when aggregated with all related or similar transactions, except if receipt of any amount would result in a director no longer being considered independent under NYSE rules or would disqualify a director from serving as a member of a committee of the Board; (c) transactions involving compensation or indemnification of executive officers and directors duly authorized by the Board or an authorized Board committee; (d) transactions involving reimbursement for routine expenses in accordance with Company policy; and (e) purchases of any products on terms generally available to third parties.

For the purposes of our Related Party Transaction Policy, “Related Parties” include:

•	directors (and nominees for director) and executive officers of the Company;

•

immediate family members of such directors, nominees for director and executive officers, including an individual’s spouse, parents, step-parents, children, step-children, siblings, mothers- and fathers-in law, sons- and daughters-in law, brothers- and sisters-in law and other persons (except tenants or employees) who share such individual’s household;

•	our Adviser;

•	a stockholder owning in excess of five percent of the Company’s voting securities or an immediate family member of such a stockholder; or

•	an entity which is owned or controlled by any of the above persons.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by the Board and, in general, may be amended and revised from time to time at the discretion of the Board without notice to or a vote of our stockholders. We intend to disclose any changes in our investment policies in our next required periodic report.

If the Board determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that the Board determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may in the future offer equity or debt securities in exchange for property and repurchase or otherwise reacquire our shares. We intend to borrow money in the ordinary course of business to leverage our business model and acquire additional multifamily properties.

We may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may make such investments for the purpose of exercising control over such entities.

We will engage in the purchase and sale of investments.

We may in the future make loans to third parties in the ordinary course of business for investment purposes in connection with the sale of one or more of our properties.

We do not expect to underwrite the securities of other issuers.

We intend to make available to our stockholders our annual reports including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statement with the SEC.

Our Board may change any of these policies without prior notice to, or a vote of, our stockholders.

Investment Policies

We invest in real estate or interests in real estate.

We may in the future invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities or investments in other securities.

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through the OP. Our investment objectives are to maximize the cash flow and value of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through targeted management and increases in the value of our properties. Consistent with our policy to acquire assets for both income and capital gain, we intend to hold at least a majority interest in the properties in our portfolio for investment with a view to long-term appreciation and to engage in the business of directly or indirectly acquiring, owning and operating well-located multifamily properties in large cities and suburban submarkets of large cities primarily in the

Southeastern and Southwestern United States consistent with our investment objectives. Economic and market conditions may influence us to hold properties for different periods of time. From time to time, we may sell a property if, among other deciding factors, the sale would be in the best interest of our stockholders.

We currently invest primarily in Class B multifamily properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. Accordingly, certain investments we make may be made through a taxable REIT subsidiary. In addition, we may purchase or lease apartments or other types of properties for long-term investment, expand and improve the properties we presently hold all or a majority interest in or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures, funds or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. We will not have a limitation on the number or amount of mortgages which may be placed on any one piece of property. Investments are also subject to our policy not to fall within the definition of an “investment company” under the 1940 Act, by relying on the exclusion provided in Section 3(c)(5)(C) of the 1940 Act, which excludes a real estate program from the definition of an investment company if it is primarily engaged in “purchasing or acquiring … interests in real estate.”

Dispositions. We may dispose of some of our properties if, based upon management’s periodic review of our properties, the Board determines that such action would be in the best interest of us and our stockholders.

Financings and Leverage Policy. In the future, we anticipate using a number of different sources to finance our acquisitions, developments and operations, including, but not limited to, cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us or if we believe joint ventures or other partnering structures are more favorable to us compared with owning the properties outright. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds to make investments, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of residents and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur and there are no limits on the amount of leverage we may use. The Board has not adopted a policy limiting the total amount of debt that we may incur.

The Board will consider a number of factors in evaluating the amount of debt that we may incur. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies. We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies. To the extent that the Board determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of the OP, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as the OP is in existence, we will generally contribute the proceeds of all equity capital raised by us to the OP in exchange for additional interests in the OP, which will dilute the ownership interests of the limited partners in the OP.

Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of property.

We may, under certain circumstances and subject to there being funds legally available, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by the Board. Any repurchases of shares of our common stock or other securities would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Real Estate-Related Debt and Securities

We may allocate up to approximately 30% of our portfolio to investments in real estate-related debt and securities with the potential for high current income or total returns. These allocations may include first and second mortgages, subordinated, bridge, mezzanine, construction and other loans, as well as debt securities related to or secured by real estate and common and preferred equity securities, which may include securities of other REITs or real estate companies. Subject to the provisions of our charter, some of these investments may be made in connection with other programs sponsored, managed or advised by our affiliates, including our Adviser.

Material Actual and Potential Conflicts of Interest

The following briefly summarizes the material potential and actual conflicts of interest which may arise from the overall investment activity of our Adviser, its clients and its affiliates, but is not intended to be an exhaustive list of all such conflicts. The scope of the activities of the affiliates of our Adviser and the funds and clients advised by affiliates of our Adviser may give rise to conflicts of interest or other restrictions and/or limitations that cannot be foreseen or mitigated at this time.

Advisory Agreement

Under our Advisory Agreement, our Adviser or its affiliates are entitled to fees that are structured in a manner intended to provide incentives to our Adviser to perform in our best interest and in the best interest of our stockholders. However, because our Adviser is entitled to receive substantial compensation regardless of performance, our Adviser’s interests are not wholly aligned with those of our stockholders. In that regard, our Adviser could be motivated to recommend riskier or more speculative investments that would entitle our Adviser to the highest fees. For example, because advisory and administrative fees payable to our Adviser are based on the total real estate assets of the Company, including any form of leverage, our Adviser may have an incentive to incur a high level of leverage or to acquire properties on less than favorable terms in order to increase the total amount of real estate assets under management. In addition, our Adviser’s ability to receive higher fees and reimbursements depends on our continued investment in real properties. Therefore, the interest of our Adviser and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock.

Externally managed REITs may also have conflicts of interest with their advisers that are not common with self-managed REITs. These conflicts as they relate to us and our Adviser are discussed in the following sections.

Other Accounts and Relationships

As part of their regular business, our Adviser, its affiliates and their respective officers, directors, trustees, stockholders, members, partners and employees and their respective funds and investment accounts (collectively, the “Related Parties”) hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law including Section 206(3) of the Investment Advisers Act of 1940 (the “Advisers Act”), with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties will not be restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by us. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by us or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by us and otherwise create conflicts of interest for us. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to our investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for us. The Related Parties will not be required to offer such securities or investments to us or provide notice of such activities to us. In addition, in managing our portfolio, our Adviser may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest. Furthermore, in connection with actions taken in the ordinary course of business of our Adviser in accordance with its fiduciary duties to its other clients, our Adviser may take, or be required to take, actions which adversely affect our interests.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for us. Such investments may be different from those made on our behalf. Neither our Adviser nor any Related Party has any duty, in making or maintaining such investments, to act in a way that is favorable to us or to offer any such opportunity to us, subject to our Adviser’s allocation policy set forth below. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to us. Our Adviser and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by us, and neither we nor our stockholders shall have any right to such fees. Our Adviser and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients, including NHT, a publicly traded hospitality REIT listed on the TSXV, and VineBrook Homes Trust, Inc., a non-traded single-family rental REIT (“VineBrook”), and other REITs, who make investments of a similar nature as we do, and with companies whose securities or properties are acquired by us and may own equity or debt securities issued by our joint ventures. In connection with the foregoing activities our Adviser and/or any Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Adviser to effect a transaction for us, and our investments may be constrained as a consequence of our Adviser’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of its clients, including us. In addition, officers or affiliates of our Adviser and/or Related Parties may possess information relating to our joint ventures that is not known to the individuals at our Adviser responsible for monitoring our joint ventures and performing the other obligations under the Advisory Agreement.

The Related Parties currently provide services to NHT, a publicly traded hospitality REIT listed on the TSXV, and VineBrook, a non-traded single-family rental REIT, and may in the future provide services to other REITs or funds that compete with us for similar investments.

Although the professional staff of our Adviser will devote as much time to us as our Adviser deems appropriate to perform its duties in accordance with the Advisory Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among us and our Adviser’s or any Related Parties’ other accounts. The Advisory Agreement places restrictions on our Adviser’s ability to buy and sell investments for us. Accordingly, during certain periods or in certain circumstances, our Adviser may be unable as a result of such restrictions to buy or sell investments or to take other actions that it might consider to be in the best interest of us and our stockholders.

The directors, officers, employees and agents of the Related Parties, and our Adviser may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for us or any Related Party, or for any of our joint ventures or any affiliate thereof, and neither us nor our stockholders shall have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of other investment funds managed by our Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interest or the best interest of our stockholders. We may compete with other entities managed by our Adviser and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Adviser or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Adviser and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Adviser or its affiliates have to other clients.

Subject to prior approval of our Board, certain Related Parties, including NexBank and Governance Re, Ltd. among others, may provide banking, agency, insurance and other services to us and our operating affiliates for customary fees, and neither us, nor our subsidiaries will have a right to any such fees.

Allocation of Investment Opportunities

In addition, the Related Parties may, from time to time, be presented with investment opportunities that fall within our investment objectives and the investment objectives of other clients, funds or other investment accounts managed by the Related Parties, and in such circumstances, the Related Parties expect to allocate such opportunities among us and such other clients, funds or other investment accounts on a basis that the Related Parties determine in good faith is appropriate taking into consideration such factors as the fiduciary duties owed to us and such other clients, funds or other investment accounts, our primary mandates and the primary mandates of such other clients, funds or other investment accounts, the capital available to us and such other clients, funds or other investment accounts, any restrictions on investment, the sourcing of the transaction, the size of the transaction, the amount of potential follow-on investing that may be required for such investment and our other investments and the other investments of such other clients, funds or other investment accounts, the relation of such opportunity to our investment strategy and the strategy of such other clients, funds or other investment accounts, reasons of portfolio balance and any other considerations deemed relevant by the Related Parties in good faith. Our Adviser allocates investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies and (2) the requirements of the Advisers Act. Our Adviser seeks to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to us fairly or equitably in the short-term or over time and there can be no assurance that we will be able to participate in all such investment opportunities that are suitable for us.

Cross Transactions and Principal Transactions

As further described below, our Adviser may effect client cross-transactions where our Adviser causes a transaction to be effected between us and another client advised by our Adviser or any of its affiliates. Our Adviser may engage in a client cross-transaction involving us any time that our Adviser believes such transaction to be fair to us and the other client of our Adviser or its affiliates in accordance with our Adviser’s internal written cross-transaction policies and procedures.

As further described below, our Adviser may effect principal transactions where we may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Adviser’s internal written policies and procedures for principal transactions, which may include our Adviser obtaining our consent and approval prior to engaging in any such principal transaction between us and our Adviser or its affiliates.

Our Adviser may direct us to acquire or dispose of investments in cross trades between us and other clients of our Adviser or its affiliates in accordance with applicable legal and regulatory requirements. In addition, we may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by us may enhance the profitability of our Adviser’s own investments in such companies. Moreover, we and our operating affiliates may invest in assets originated by, or enter into loans, borrowings and/or financings with our Adviser or its affiliates, including but not limited to NexBank, including in primary and secondary transactions with respect to which the Adviser or a Related Party may receive customary fees from the applicable issuer, and neither we nor our subsidiaries shall have the right to any such fees. In each such case, our Adviser and such affiliates may have a potentially conflicting division of loyalties and responsibilities with respect to us and the other parties to such investment. Under certain circumstances, our Adviser and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Adviser’s valuation procedures to another fund managed or advised by our Adviser or such affiliates. In addition, our Adviser may enter into agency cross-transactions where it or any of its affiliates acts as a broker for us and for the other party to the transaction, to the extent permitted under applicable law. Our Adviser may obtain our written consent as provided herein if any such transaction requires the consent of the Board, including a majority of independent directors, under Section 206(3) of the Advisers Act.

Participation in Creditor Committees, Underwriting and Other Activities

Our Adviser and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout of our joint ventures. In such circumstances, our Adviser may take positions on behalf of itself or Related Parties that are adverse to our interests.

Our Adviser and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by us. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Adviser and/or its Related Parties and neither we nor our stockholders shall have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Adviser and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Adviser, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing us to acquire a particular investment, our Adviser may be prevented from causing us to purchase or sell such asset due to internal restrictions imposed on our Adviser. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Adviser, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Adviser’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Adviser’s ability to perform its investment management services to us. In addition, while our Adviser and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Adviser’s ability to operate as an integrated platform could also be impaired, which would limit our Adviser’s access to personnel of its affiliates and potentially impair its ability to manage our investments.

Other Benefits to Our Adviser

In addition to the compensation provided to our Adviser by the Advisory Agreement and any long-term incentive plan awards, our Adviser may also receive reputational benefits from the Spin-Off and our growth through capital-raising transactions and acquisitions. Our Adviser also has an incentive to raise capital and cause us to acquire additional real estate assets, which would then contribute to the uncapped portion of the advisory and administrative fees. The reputational benefit to our Adviser from the successful Spin-Off and our growth could assist our Adviser and its affiliates in pursuing other real estate investments. These investments could be made through other entities managed by our Adviser or its affiliates, and there can be no assurance that we will be able to participate in all such investment opportunities.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below set forth the beneficial ownership information of our common stock as of April 5, 2019 for:

•	each person known to us to be the beneficial owner of more than 5% of our shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of the persons and entities listed on the table is the address of our Adviser’s office, 300 Crescent Court, Suite 700, Dallas, Texas 75201. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.

Beneficial ownership and percentage of beneficial ownership is based on 23,643,277 shares of our common stock outstanding at April 5, 2019. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 5, 2019 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

NAME	BENEFICIALLY OWNED	PERCENT OF CLASS
5% Stockholders:
Highland (1)	4,688,540	19.83%
Vanguard Group (2)	1,902,617	8.05%
Wellington Management Group LLP (3)	1,775,656	7.51%
BlackRock (4)	1,421,768	6.01%
Renaissance Technologies (5)	1,317,800	5.57%
Executive Officers and Directors
James Dondero (1)	4,688,540	19.83%
Brian Mitts	54,232	*
Matt McGraner (6)	176,589	*
Matthew Goetz	56,321	*
Scott Ellington	35,477	*
Edward Constantino	31,006	*
Scott Kavanaugh	11,586	*
Arthur Laffer	26,586	*
All Directors and Executive Officers as a group (8 persons) (7)

*	Indicates ownership of less than 1%.

(1)	Highland, NexPoint Advisors, L.P., James D. Dondero and Nancy Marie Dondero have sole voting power, shared voting power, sole dispositive power and shared dispositive power as follows:

Name of Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Highland Capital Management, L.P	1,236,916.32	1,289,421.10	1,236,916.32	1,289,421.10
NexPoint Advisors, L.P	0	142,177.00	0	142,177.00
James D. Dondero	117,691.19	4,570,848.42	117,691.19	4,570,848.42
Nancy Marie Dondero	1,796,683.61	29,818.61	1,796,683.61	29,818.61

The shares held by Highland are held both directly and indirectly through advised accounts. Mr. Dondero is the President and the director of Strand Advisors, Inc., Highland’s general partner, and may be deemed to be an indirect beneficial owner of the shares held by Highland. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The shares held by Mr. Dondero are held both directly and indirectly through Highland (as described in the previous sentence), accounts advised by another affiliated investment advisor, an employee benefit plan and a trust. Also included are shares that Mr. Dondero has the right to acquire beneficial ownership of that are held by a trust for which he does not serve as trustee. The shares held by NexPoint Advisors, L.P. are held indirectly through an advised account. Mr. Dondero is the sole member of the general partner of NexPoint Advisors, L.P. and may be deemed to be an indirect beneficial owner of shares held by NexPoint Advisors, L.P. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The shares held by Ms. Dondero are held by a trust of which she is the trustee and through direct ownership in a shared account. On May 21, 2018, the trust pledged 1,718,960 shares as collateral in connection with a revolving line of credit promissory note with JPMorgan Chase Bank, N.A. (“JPMorgan”). Ms. Dondero is the sister of Mr. Dondero and disclaims beneficial ownership of such shares.

(2)

According to a Schedule 13G/A filed on February 11, 2019 by Vanguard Group, Inc., Vanguard Group, Inc. has sole dispositive power with respect to 1,882,457 shares of our common stock, shared dispositive power with respect to 20,160 shares of our common stock, has sole voting power with respect to 19,802 shares of our common stock and has shared voting power with respect 1,636 shares of our common stock. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

According to a Schedule 13G filed on February 12, 2019 by Wellington Management Group LLP (“WMG”), WMG, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power with respect to 1,549,109 shares of our common stock and have shared dispositive power with respect to 1,775,656 shares of our common stock, and Wellington Management Company LLP has shared voting power with respect to 1,549,109 shares of our common stock and has shared dispositive power with respect to 1,703,320 shares of our common stock. The address for each of these entities is c/o Wellington Management Company LLP, 280 Congress St., Boston, MA 02210.

(4)

According to a Schedule 13G/A filed on February 6, 2019 by BlackRock, Inc., BlackRock, Inc. has sole dispositive power with respect to 1,421,768 shares of our common stock and has sole voting power with respect to 1,372,759 shares of our common stock. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

According to a Schedule 13G filed on February 12, 2019 by Renaissance Technologies LLC (“RTC”), RTC and Renaissance Technologies Holdings Corporation have sole voting and dispositive power with respect to 1,276,500 shares of our common stock and have shared dispositive power with respect to 41,300 shares of our common stock. The address for each of these entities is 800 Third Avenue, New York, NY 10022.

(6)

Mr. McGraner has sole voting and dispositive power with respect to 159,603 shares of our common stock and shared voting and dispositive power with respect to 16,986 shares of our common stock. On March 27, 2019, 38,284 shares held in a trust of which Mr. McGraner is the trustee were pledged as collateral in connection with a secured line of credit note with JPMorgan. Mr. McGraner disclaims beneficial ownership of such shares.

(7)

In computing the aggregate number of shares beneficially owned and the aggregate percentage ownership by all directors and executive officers as a group, 16,986 shares deemed to be beneficially owned by both Mr. Dondero and Mr. McGraner have not been counted twice.

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, KPMG, the audited financial statements of the Company for the year ended December 31, 2018 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as currently in effect. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these reviews and discussions, all of the audit committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

Edward Constantino (Chair)	Scott Kavanaugh	Arthur Laffer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended December 31, 2018, all applicable officers, directors and greater than 10% stockholders were in compliance with Section 16(a).

PROPOSAL 2 –

RATIFICATION OF APPOINTMENT OF

KPMG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The audit committee has appointed KPMG as the Company’s independent registered public accounting firm for 2019. The Board is asking stockholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the audit committee and the Board on a key corporate governance issue.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions.

Selection. KPMG served as the Company’s independent registered public accounting firm for 2018 and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2019.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2018 and 2017, and fees billed for other services rendered by KPMG.

	YEARS ENDED
	DECEMBER 31, 2018	DECEMBER 31, 2017
Audit Fees (1)	$1,119,360	$880,000
Tax Fees (2)	204,000	191,000

Total	$1,323,360	$1,071,000

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings and reviews of documents filed with the SEC.

(2)	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.

The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our principal independent accountants. All audit and non-audit services for 2018 were pre-approved by the audit committee.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy materials for the 2020 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at 300 Crescent Court, Suite 700, Dallas, Texas 75201 by December 17, 2019 and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s Bylaws provide that any stockholder who desires to make a director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy materials must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 nor more than 150 calendar days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event the annual meeting is advanced or delayed by 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not earlier than 150 calendar days prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice must be received no earlier than November 12, 2019 and no later than December 12, 2019. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in the discretion of the persons voting the proxy.

By Order of the Board of Directors,

Brian Mitts

Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer

Dallas, Texas

April 10, 2019

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE CAST YOUR PROXY VOTE TODAY!

PROXY CARD

NEXPOINT RESIDENTIAL TRUST, INC.

ANNUAL MEETING OF STOCKHOLDERS – MAY 14, 2019

This Proxy is solicited by the Board of Directors

The undersigned stockholder of NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), having received notice of the 2019 Annual Meeting and management’s Proxy Statement therefor, the terms of each of which are incorporated by reference, and revoking all prior proxies, hereby appoint(s) Mr. Brian Mitts and Mr. Matt McGraner (with full power of substitution), as proxies of the undersigned to attend the 2019 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 14, 2019 at 9:00 a.m. Central time, at the Crescent Club located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201, and any postponement or adjournment thereof, and to vote and act upon the matters listed on the reverse side in respect to all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2019 ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free 1-800-581-3949. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the 2018 Annual Report are available at: www.proxyonline.com/docs/nexpointresidentialtr2019.pdf

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]

NEXPOINT RESIDENTIAL TRUST, INC.	PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledges receipt with this Proxy Statement of the Board of Directors. Your signature(s) on this should be exactly as your name(s) appear on this Proxy (reverse side). If the shares are held jointly, each holder should sign this Proxy. Attorneys-in-fact, executors, administrators, trustees or guardians should indicate the full title and capacity in which they are signing.
SIGNATURE (AND TITLE IF APPLICABLE) DATE

SIGNATURE (IF HELD JOINTLY) DATE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING:

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example:  🌑

PROPOSALS

1	To elect five directors to serve until the 2020 annual meeting of stockholders.	FOR	WITHHOLD

	1a. James Dondero	○	○

	1b. Brian Mitts	○	○

	1c. Edward Constantino	○	○

	1d. Scott Kavanaugh	○	○

	1e. Arthur Laffer	○	○

		FOR	AGAINST	ABSTAIN

2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and	○	○	○

3	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

THANK YOU FOR VOTING

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]